Exhibit 5
July 12, 2018
Moleculin Biotech, Inc.
2575 West Bellfort, Suite 333
Houston, TX 77054
Ladies and Gentlemen:

We have acted as counsel to Moleculin Biotech, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 710.,212 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) issuable upon the exercise of certain outstanding warrants (the “Warrants”) issued by the Company to the Selling Stockholders on June 22, 2018 (the “Warrant Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulations
S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Warrants, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Warrants, will be legally issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement filed as of the date hereof and to the reference to us under the caption “Legal Matters” in the prospectus, which forms part of the
Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Schiff Hardin LLP
Schiff Hardin LLP